As filed with the Securities and Exchange Commission on September 26, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

RA MEDICAL SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	3841	38-3661826
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2070 Las Palmas Drive

Carlsbad, California 92011

(760) 804-1648

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Dean Irwin

Chief Executive Officer, Chairman of the Board, Co-President, and Chief Technology Officer

Ra Medical Systems, Inc.

2070 Las Palmas Drive

Carlsbad, California 92011

(760) 804-1648

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Martin J. Waters Wilson Sonsini Goodrich & Rosati, P.C. 12235 El Camino Real, San Diego, California 92130 (858) 350-2300	Joshua A. Kaufman Divakar Gupta Charles Bair Cooley LLP 1114 Avenue of the Americas New York, New York 10036 (212) 479-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒  (File No. 333-226191)

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock $0.0001 par value per share	651,668	$17.00	$11,078,356.00	$1,379.26

(1)

Represents only the additional number of shares being registered and includes an additional 85,001 shares issuable upon the exercise of the underwriters’ option to purchase additional shares. Does not include the securities, the offer and sale of which the registrant previously registered on a Registration Statement on Form S-1 (Registration No. 333-226191), as amended (the “Earlier Registration Statement”).

(2)

The registrant previously registered securities on the Earlier Registration Statement, which was declared effective by the Securities and Exchange Commission on September 26, 2018. In accordance with Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), an additional amount of securities having a proposed maximum aggregate offering price of $11,078,356.00 are hereby registered, which includes shares issuable upon the exercise of the underwriters’ option to purchase additional shares.

(3)	Calculated pursuant to Rule 457(a) under the Securities Act.

This registration statement shall become effective upon filing in accordance with Rule 462(b) under the Securities Act of 1933.

EXPLANATORY NOTE AND INCORPORATION OF

CERTAIN INFORMATION BY REFERENCE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended, Ra Medical Systems, Inc., a Delaware corporation, is filing this registration statement with the Securities and Exchange Commission, or SEC. This registration statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1, as amended (Registration No. 333-226191), which we originally filed on July 16, 2018, or the Earlier Registration Statement, and which the SEC declared effective on September 26, 2018.

We are filing this registration statement for the sole purpose of increasing the aggregate number of shares of common stock, par value $0.0001 per share, offered by us by 651,668 shares, 85,001 of which are subject to purchase upon exercise of the underwriters’ option to purchase additional shares of common stock. The additional shares of common stock that are being registered for issuance and sale pursuant to this registration statement are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Earlier Registration Statement. The information set forth in the Earlier Registration Statement is incorporated by reference in this filing.

The required opinion and consents are listed on the Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Powers of Attorney (incorporated by reference to pages II-6 and II-7 of the Registration Statement on Form S-1 (Registration No. 333-226191) filed July 16, 2018 and August 24, 2018).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on September 26, 2018.

RA MEDICAL SYSTEMS, INC.

By:	/s/ Dean Irwin
Dean Irwin
Chief Executive Officer, Co-President, Chief Technology Officer, Chairman of the Board of Directors
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dean Irwin Dean Irwin	Chief Executive Officer, Co-President, Chief Technology Officer, and Chairman of the Board of Directors (Principal Executive Officer)	September 26, 2018

/s/ Andrew Jackson Andrew Jackson	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	September 26, 2018

* Melissa Burstein	Executive Vice President and Director	September 26, 2018

* Maurice Buchbinder, M.D.	Director	September 26, 2018

* Martin Colombatto	Director	September 26, 2018

* Richard Mejia, Jr.	Director	September 26, 2018

* Mark E. Saad	Director	September 26, 2018

* William R. Enquist, Jr.	Director	September 26, 2018

*By:	/s/ Dean Irwin
Dean Irwin Attorney-in-fact